                                                                   EXHIBIT 10.19

CONFIDENTIAL

February 7, 2007

Kenneth P. Pucker
21 Berkeley Street
Newton, MA 02465

Dear Ken:

The following Letter Agreement summarizes the terms relating to the end of your employment with The Timberland Company ("Timberland" or the "Company"), effective as of March 31, 2007 (the "Separation Date"):

1. Subject to the provisions set forth below, you will receive following the Separation Date a lump sum amount equal to $3,000,000.00, less tax withholdings (the "Cash Payment") and you will vest in 200,000 shares (the "Shares") under the Restricted Stock Award Agreement made on July 5, 2005 ("2005 Award Agreement") awarded under The Timberland Company 2004 Long Term Incentive Program for Kenneth P. Pucker ("2004 LTIP"), less tax withholdings. The Company may, at its election, withhold shares for taxes due on the Shares or withhold cash from any amounts due under this Letter Agreement for such purpose. The Cash Payment and Shares constitute the "Separation Pay". You also expressly acknowledge and agree that any monies owed by you to Timberland, as outlined in Paragraph 12, may be deducted from the Separation Pay. Such Separation Pay will not be reduced or offset by reason of your future employment or other income earned following the Separation Date. This Separation Pay shall be made to you no earlier than seven (7) days, and no later than fourteen (14) days, after you provide the Company with a signed copy of Exhibit A to this Agreement.

2. Payment for accrued and unused vacation will be made to you no later than the end of the first pay period following the Separation Date.

3. Pursuant to The Timberland Company 2005 Long Term Incentive Program for Kenneth P. Pucker ("2005 LTIP"), you were awarded a cash bonus equal to $1,250,000.00 payable in 2007 not later than March 31, 2007. You will receive on the Separation Date a lump sum equal to $1,250,000.00, less tax withholdings (the "2005 LTIP Payout").

4. Pursuant to The Timberland Company 2006 SmartWool Integration Bonus Program (the "SmartWool Program"), you are eligible to receive a cash incentive payout in an amount equal to $40,000.00, less tax withholdings (the "SmartWool Program Payout"), if a pre-established performance goal was achieved by SmartWool Corporation for the fiscal year ended December 31, 2006. Such SmartWool Program Payout, if earned pursuant to the SmartWool Program, will be paid to you on or before March 31, 2007.

5. Pursuant to The Timberland Company 2006 Short-Term Incentive Plan ("2006 STIP"), you are eligible to receive a cash incentive payout, less tax withholdings, ("2006 STIP Payout"), if pre-established performance goals were achieved by the Company for the fiscal year ended December 31, 2006. Such 2006 STIP Payout, if earned pursuant to the 2006 STIP, will be paid to you on or before March 31, 2007.

6. With respect to the Restricted Stock Award Agreement made on March 3, 2004 ("2004 Award Agreement") awarded under The Timberland Company 1997 Incentive Plan, as amended ("1997 Incentive Plan"), you understand and agree that, as of the Separation Date, you will have vested in 35,819 shares under the 2004 Award Agreement on March 3, 2007. You understand and agree that you are not entitled to any other Restricted Stock Awards, shares or other compensation under the 2004 Award Agreement, the 1997 Incentive Plan, The Timberland Company 2006 COO Incentive Program ("2006 COO Program") or any other incentive plan or agreement, and you hereby forfeit any right, claim or interest in any of such agreements and plans.

7. Specifically with respect to the 2006 COO Program, you further understand and agree that you will not be eligible for any payment pursuant to the 2006 COO Program, that you hereby forfeit your eligibility under the 2006 COO Program, and that you hereby expressly and irrevocably waive any and all rights you have or may have had under the 2006 COO Program. You hereby further agree that the 2006 COO Program shall become null and void at the Separation Date.

8. Your coverage under the Company's group health, dental and vision plans ends on the Separation Date, i.e., March 31, 2007. If you wish to continue your participation and that of your eligible dependents in the Company's group health, dental and vision plans after the coverage ends, you may do so under applicable federal law ("COBRA") by completing and returning in a timely manner the election form that will be mailed to you under separate cover.

9. Your Group Life and Accidental Death & Dismemberment Insurance will end on the Separation Date. All life and accident insurance may be converted to individual plans. Information about these options will be forwarded to you under separate cover. Your Long-Term Disability Plan coverage ends on the Separation Date and cannot be converted or continued.

10. Your participation in The Timberland Retirement Earnings 401(k) Plan will end on the Separation Date. Disposition of your accumulated and vested balance will be made in accordance with the terms of such Plan. Information regarding this will be sent to you under separate cover after the applicable quarter has ended and individual statements for such quarter become available.

11. During your employment at Timberland, you have been granted various stock options by the Company. With respect to those of your options which are vested and exercisable as of the Separation Date, you will be able to exercise all such options for a period of ninety (90) days following the Separation Date. Any stock option shares not so vested and exercisable at the Separation Date shall lapse immediately thereafter. The status of such stock options is as follows:

    DATE OF       SHARES       PRICE         NUMBER OF SHARES VESTED
     GRANT        GRANTED                   AS OF MARCH 31, 2007 AND
                                         EXERCISABLE UNTIL JUNE 29, 2007
--------------------------------------------------------------------------
   03/01/2001      80,000     $28.50                  80,000
--------------------------------------------------------------------------
   02/28/2002      150,000    $17.74                  75,000
--------------------------------------------------------------------------
   03/06/2003      140,000    $19.485               105,000
--------------------------------------------------------------------------
   03/03/2004      90,000     $31.29                  67,500
--------------------------------------------------------------------------

12. Any outstanding business expenses reasonably incurred by you prior to the Separation Date will be reimbursed to you if they are submitted for approval (in accordance with the terms of the Company's business travel and expense guidelines) within thirty (30) days of the Separation Date. By executing this Letter Agreement, you hereby authorize the Company to deduct any personal account balances or other outstanding monies due by you to the Company from the Separation Pay or other cash payments to which you might be entitled under this Letter Agreement.

Non-Compete.

You agree that, for a period of one year following the Separation Date, you will not, either directly or indirectly, compete in any line of business that the Company and any of its subsidiaries was conducting on the Separation Date without the prior written consent of the Company's Chief Executive Officer.

You recognize that any violation of your obligations described in this section of this Letter Agreement may result, in the Company's sole discretion and to the maximum extent allowable by law, in forfeiture by you of any or all payments and other benefits under this Letter Agreement, in addition to any other legal or equitable remedies the Company may have against you.

Non-Solicitation and Non-Disclosure.

You agree that, for a period of six months following the Separation Date, you will not, either directly or indirectly, solicit or offer employment to any employees of Timberland (or its subsidiaries) without the prior written consent of Timberland's Chief Executive Officer. You agree that you will not, at any time, discuss publicly (including, without limitation, with any member of the media) the terms of the separation of your employment with the Company (including, without limitation, the terms of this Letter Agreement), except as required by law, or any Confidential Information (as defined below).

Additionally, the parties (you and Timberland) agree that they will not, at any time, disparage either party or any of its employees, products, operations, policies, decisions, advertising or marketing programs, if the effect of such disparagement reasonably could be anticipated to cause harm to either party's reputation, business or interests or to the morale among its work force.

You recognize that any violation of your obligations described in this section of this Letter Agreement may result, in the Company's sole discretion and to the maximum extent allowable by law, in forfeiture by you of any or all payments and other benefits under this Letter Agreement, in addition to any other legal or equitable remedies the Company may have against you.

Confidential Information.

You acknowledge that, during the course of your employment with the Company, you may have developed Confidential Information (as defined below) for the Company and you may have learned of Confidential Information developed or owned by the Company or entrusted to the Company by others. You agree that you will not, directly or indirectly, use any Confidential Information or disclose it to any other person or entity, except at the Company's direction, or as otherwise required by law.

"Confidential Information" means any and all information relating to the Company which is not generally known by the public or others with whom the Company does (or plans to) compete or do business, as well as comparable information relating to any of the Company's subsidiaries. Confidential Information includes, but is not limited to, information relating to the terms of this Letter Agreement, as well as the Company's research and development activities, its inventions, discoveries, designs and ideas, its products and services, its manufacturing processes and methods, quality control measures, logistics, its costs, sources of supply, strategic marketing plans, customer lists, forecasts, sales, profits, pricing methods, personnel information, the terms of business relationships not yet publicly known, intellectual property and the filing or pendency of patent applications. Without limitation, Confidential Information also specifically includes any and all information relating to Timberland's environmental issues, plans, permits, audits, clean-ups, assessment studies of every type and nature, including all such other related environment, health and safety, OSHA or regulatory issues. Confidential Information also includes, but is not limited to, comparable information that the Company may receive or has received belonging to customers, suppliers, consultants and others who do business with the Company, or any of the Company's subsidiaries.

"Confidential Information" does not include any information that is: (i) at the time of disclosure, available from public sources or is in the public domain, through no fault of your own; (ii) received by you from third parties without breach of a non-disclosure obligation to the Company; (iii) shown to have been developed independently by you prior to your employment with the Company; (iv) readily discoverable from publicly available products or literature; (v) approved for your disclosure (other than to a party bound by non-disclosure obligations) by prior written permission of the Chief Executive Officer of the Company; or (vi) required by a judicial tribunal or similar governmental body to be disclosed under law (provided that you have first promptly notified Timberland of such disclosure requirement and have cooperated fully with Timberland in exhausting all appeals objecting to such requirement).

You recognize that any violation of your obligations described in this section of this Letter Agreement may result, in the Company's sole discretion and to the maximum extent allowable by law, in forfeiture by you of any or all payments and other benefits under this Letter Agreement. You also agree that, in addition to and without limiting the availability of any other legal or equitable remedies the Company may have against you, the Company shall be entitled to an injunction restraining you from further violation of this section.

Further Obligations Surviving the Separation Date.

You will turn over to the Company's Senior Vice President, Human Resources at the Separation Date all of your work responsibilities and any and all customer mailing lists, documents, materials and information relating to Company business as well as Company credit cards, IDs and keys and any other Company property you may have in your possession. Additionally, you will refer all inquiries which you receive (whether written or oral) regarding the Company's business or operations to the Company's Chief Executive Officer.

Release of All Claims.

The Company wants to be certain that the payment of Separation Pay will resolve any and all dissatisfactions that you might have regarding your employment with and the termination of your employment from the Company and, in that regard, requests that you carefully consider the following Release of All Claims. The provision of the Separation Pay is conditioned upon your signing this Letter Agreement, which includes the following Release, as well as the Release of All Claims Dated March 31 2007, a copy of which is attached to this Letter Agreement as Exhibit A:

      As a material inducement to Timberland to enter into this Letter Agreement and in consideration for payment and provision of the Separation Pay, you hereby irrevocably and unconditionally release, acquit and forever discharge Timberland and its subsidiaries, affiliates, officers, directors, stockholders, employees, agents, owners and attorneys (collectively, the "Releasees"), from any and all charges, complaints, claims, costs and liabilities (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown, which you have had, now have or may now have against each or any of the Releasees. This Release shall include, without limitation, all claims, whether express or implied, for: breach of express or implied contract; promissory estoppel, wrongful termination of employment whether in contract or tort, including claims for wrongful discharge in violation of public policy; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit, fraud or misrepresentation; discrimination under state or federal law, including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended, the New Hampshire Law Against Discrimination, RSA 354-A; the Massachusetts General Laws Chapter 151B; the Employee Retirement Income Security Act of 1974, as amended; defamation or damage to reputation; reinstatement; punitive damages; and wages, bonuses, severance, back or front pay or any other forms of compensation including any claims for payment of any nature pursuant to the The Timberland Company 1997 Incentive Plan, as amended, The Timberland Company 2005 Long Term Incentive Program for Kenneth P. Pucker, The Timberland Company 2006 SmartWool Integration Bonus Program, The Timberland Company 2006 Short-Term Incentive Plan, The Timberland Company 2004 Long Term Incentive Program for Kenneth P. Pucker, The Timberland Company 2006 COO Incentive Program, the 2004 Award Agreement or 2005 Award Agreement.

Your receipt of Separation Pay is conditioned upon your reaffirmation of a Release of All Claims Dated March 31, 2007. Therefore, to receive Separation Pay, you will be required to sign and return to me a copy of Exhibit A, in accordance with the terms of that Exhibit.

If you fail to sign and return Exhibit A within the time frame set forth in that Exhibit, the Company will have no obligation to provide Separation Pay to you. However, your failure to sign and return Exhibit A shall not affect the validity or enforceability of any Release previously signed by you.

This Release of All Claims excludes claims which you cannot waive by law, claims for breach of this Letter Agreement, or entitlements and benefits as set forth herein, and rights you may have as a stockholder of the Company. Further, notwithstanding anything to the contrary contained herein, the foregoing Release of All Claims shall not be deemed to constitute a waiver by you of any right to indemnification, or to release Timberland or any other Releasee from any of its obligations to indemnify you, under any insurance policy, corporate charter, bylaw, policy, applicable law or other source related to your employment with Timberland and any of its affiliates or status as an officer or director of any such entity. Furthermore, Timberland assures you that Jeffrey B. Swartz, President and Chief Executive Officer, and Bruce A. Johnson, Senior Vice President, Human Resources, have been consulted and, as of the date of this Letter Agreement, they have no knowledge of any claim(s) that the Company has against you.

Except as set forth above, this Letter Agreement constitutes a release of all known and unknown claims which may be lawfully waived. It does not waive rights or claims that may arise after the date it is executed. You agree that you are waiving rights and claims that you may have in exchange for consideration that is in addition to things of value to which you are entitled.

Miscellaneous Provisions.

This Letter Agreement constitutes the entire agreement between you and the Company with respect to its subject matter and supersedes all prior agreements, communications and understandings (whether written and oral) with respect to your employment, its termination and all such related matters.

You are responsible to pay for all taxes due on all cash and other forms of compensation awarded or paid to you hereunder and the related agreements and plans. The Company will not "gross-up" any such amounts to off-set taxes due on such amounts or reimburse you for taxes you pay on such amounts. The Company may withhold or off-set from the Separation Pay or other amounts payable hereunder any amounts required to be withheld for taxes payable with respect to such Separation Pay or other amounts payable hereunder.

In case any provision or provisions contained in this Letter Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Letter Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein.

In signing this Letter Agreement, you represent and agree that you have carefully read and fully understand all of the provisions of this Letter Agreement, and that you are signing this Letter Agreement voluntarily and that you have been given a full and reasonable opportunity to consider its terms and to consult with or seek advice from any person or persons of your choosing. Because this letter contains legal obligations, we encourage you to consult with a lawyer. You have up to twenty-one (21) days from the date of this Letter Agreement to consider the terms offered and outlined in this Letter Agreement. Such offered terms shall become null and void unless you sign and return this Letter Agreement to me within such 21-day period. In the event that you execute this Letter Agreement within less than twenty-one (21) days of the date of this Letter Agreement, you acknowledge that your decision to do so was entirely voluntary and that you had the opportunity to consider the Letter Agreement for the entire twenty-one (21) day period. Also, please be advised that you have up to seven (7) days after signing this Letter Agreement to rescind your acceptance of such terms. If you choose to rescind your acceptance, you should do so by sending to the Company's Senior Vice President, Human Resources a written notice of rescission by certified mail, return receipt requested, postmarked on or before such seventh day.

If the foregoing is agreeable to you, please sign and return the enclosed copy of this Letter Agreement, whereupon this Letter Agreement will constitute a binding agreement between you and the Company.


Sincerely,


Bruce A. Johnson
Senior Vice President, Human Resources
The Timberland Company



I, Kenneth P. Pucker, acknowledge that I have been given at least twenty-one
(21) days from the date of this Letter Agreement to consider the terms contained herein and that I have seven (7) days after signing this Letter Agreement in which to rescind my acceptance hereof. I also acknowledge that I have been advised to consult with a lawyer prior to signing this Letter Agreement. I knowingly and voluntarily agree to and accept the terms outlined in this Letter Agreement without reservation.

ACCEPTED AND AGREED:



---------------------------------------            -----------------------------
Kenneth P. Pucker                                     Date

EXHIBIT A

Release of All Claims -- Dated March 31, 2007

The provision of Separation Pay described in the Letter Agreement dated February 7, 2007 is conditioned, as per that Letter Agreement and Company policy, upon your reaffirmation of the following release of all claims against Timberland:

      In consideration for payment of the Separation Pay scheduled to be provided by the Company on or after March 31, 2007, you hereby irrevocably and unconditionally release, acquit and forever discharge Timberland and its subsidiaries, affiliates, officers, directors, stockholders, employees, agents, owners and attorneys (collectively, the "Releasees"), from any and all charges, complaints, claims, costs and liabilities (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown, which you have had, now have or may now have against each or any of the Releasees. This Release shall include, without limitation, all claims, whether express or implied, for: breach of express or implied contract; promissory estoppel, wrongful termination of employment whether in contract or tort, including claims for wrongful discharge in violation of public policy; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit, fraud or misrepresentation; discrimination under state or federal law, including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended, the New Hampshire Law Against Discrimination, RSA 354-A; the Massachusetts General Laws Chapter 151B; the Employee Retirement Income Security Act of 1974, as amended; defamation or damage to reputation; reinstatement; punitive damages; and wages, bonuses, severance, back or front pay or any other forms of compensation including any claims for payment of any nature pursuant to the The Timberland Company 1997 Incentive Plan, as amended, The Timberland Company 2005 Long Term Incentive Program for Kenneth P. Pucker, The Timberland Company 2006 SmartWool Integration Bonus Program, The Timberland Company 2006 Short-Term Incentive Plan, The Timberland Company 2004 Long Term Incentive Program for Kenneth P. Pucker, The Timberland Company 2006 COO Incentive Program, the 2004 Award Agreement or 2005 Award Agreement.

This release of all claims excludes claims which you cannot waive by law and claims for breach of the February 7, 2007 Letter Agreement.

This Release of All Claims excludes claims which you cannot waive by law, claims for breach of this Letter Agreement, or entitlements and benefits as set forth herein, and rights you may have as a stockholder of the Company. Further, notwithstanding anything to the contrary contained herein, the foregoing Release of All Claims shall not be deemed to constitute a waiver by you of any right to indemnification, or to release Timberland or any other Releasee from any of its obligations to indemnify you, under any insurance policy, corporate charter, bylaw, policy, applicable law or other source related to your employment with Timberland and any of its affiliates or status as an officer or director of any such entity. Furthermore, Timberland assures you that Jeffrey B. Swartz, President and Chief Executive Officer, and Bruce A. Johnson, Senior Vice President, Human Resources, have been consulted and, as of the date of this Letter Agreement, they have no knowledge of any claim(s) that the Company has against you.

Except as set forth above, this Exhibit (Release of All Claims -- Dated March 31, 2007) constitutes a release of all known and unknown claims which may be lawfully waived. It does not waive rights or claims that may arise after the date it is executed. You agree that you are waiving rights and claims that you may have in exchange for consideration that is in addition to things of value to which you are entitled.

Miscellaneous Provisions.

In signing this Exhibit (Release of All Claims Dated March 31, 2007) you represent and agree that you have carefully read and fully understand all of the provisions of this Exhibit and the Letter Agreement dated February 7, 2007, and that you are signing this Exhibit voluntarily and that you have been given a full and reasonable opportunity to consider its terms and to consult with or seek advice from any person or persons of your choosing. Because this Exhibit contains legal obligations, we encourage you to consult with a lawyer. You have up to twenty-one (21) days from the date of this Exhibit to consider the terms offered and outlined in the Letter Agreement dated February 7, 2007 and this Exhibit. If you fail to return this Exhibit to Bruce Johnson within the 21-day period beginning on March 31, 2007, the Company will have no obligation to provide Separation Pay to you. In the event that you execute this Exhibit within less than twenty-one (21) days of the date of this Exhibit, you acknowledge that your decision to do so was entirely voluntary and that you had the opportunity to consider this Exhibit for the entire twenty-one (21) day period. Also, please be advised that you have up to seven (7) days after signing this Exhibit to rescind your acceptance of such terms. If you choose to rescind your acceptance, you should do so by sending a written notice of rescission to Bruce Johnson by certified mail, return receipt requested, postmarked on or before such seventh day.


I, Kenneth P. Pucker, acknowledge that I have been given at least twenty-one
(21) days from the date of this Exhibit (March 31, 2007) to consider the terms contained herein and that I have seven (7) days after signing this Exhibit in which to rescind my acceptance hereof. I also acknowledge that I have been advised to consult with a lawyer prior to signing this Exhibit. I knowingly and voluntarily agree to and accept the terms outlined in this Exhibit without reservation.


YOU SHOULD NOT SIGN THIS EXHIBIT UNTIL ON OR AFTER MARCH 31, 2007.

ACCEPTED AND AGREED:



--------------------------------            ----------------------
Kenneth P. Pucker                               Date